Exhibit 99.1

ROCKY BRANDS, INC.

Company Contact:	Jim McDonald
Chief Financial Officer
(740) 753-1951

Investor Relations:	Integrated Corporate Relations, Inc.
Brendon Frey/Chad Jacobs
(203) 682-8200
ROCKY BRANDS, INC. ANNOUNCES SECOND QUARTER FISCAL 2008 RESULTS
Company Reports Second Quarter Diluted Earnings Per Share of $0.13
Wholesale Gross Margin Increased 250 Basis Points
SG&A Expenses Decreased Approximately $1.9 million
NELSONVILLE, Ohio, July 24, 2008 – Rocky Brands, Inc. (NASDAQ: RCKY) today announced financial results for its second quarter ended June 30, 2008.
For the second quarter of 2008, net sales increased 2.9% to $60.5 million versus net sales of $58.8 million in the second quarter of 2007. The Company reported net income of $0.7 million, or $0.13 per diluted share versus a net loss of $1.4 million or ($0.25) per diluted share a year ago.
Mike Brooks, Chairman and Chief Executive Officer, commented, “Our second quarter performance was highlighted by the successful execution of our continuing strategy to enhance profitability. Due largely to more favorable sell-in terms with our retail partners and better utilization of our company owned factories, wholesale gross margins increased 250 basis points. At the same time, we were effective at controlling costs evidenced by the nearly $2.0 million reduction in our operating expenses. These improvements allowed us to realize a significant increase in diluted earnings per share versus a year ago with a modest gain in our top-line.”
Second Quarter Results
Net sales for the second quarter increased to $60.5 million compared to $58.8 million a year ago. Wholesale sales for the second quarter were $42.5 million compared to $41.9 million for the same period in 2007. Retail sales for the second quarter were $16.2 million compared to $16.6 million for the same period in 2007. Military segment sales for the second quarter were $1.8 million, compared to $0.3 million in the same period in 2007.
Gross margin in the second quarter was $24.4 million, or 40.3% of sales, compared to $23.9 million or 40.7% of sales, for the same period last year. The prior year’s results included a $0.5 million reimbursement of expenses incurred in prior periods related to a cancelled military contract. Excluding this one-time reimbursement, second quarter 2007 gross margin would have been 40.0%. Wholesale gross margin for the second quarter was $15.7 million, or 36.9% of net sales, compared to $14.4 million, or 34.4% of net sales, in the same period last year. The 250 basis point increase reflects an increase in sales price per unit, as well as a decrease in manufacturing costs resulting from increased operating efficiencies. Retail gross margin for the second quarter was $8.6 million, or 52.8% of net sales, compared to $8.9 million, or 53.6% of net sales, for the same period in 2007. Military gross margin for the second quarter was $0.2 million, or 8.6% of net sales, compared to $0.6 million for the same period in 2007.
Selling, general and administrative (SG&A) expenses decreased 8.4% or $1.9 million to $20.9 million, or 34.5% of sales, for the second quarter of 2008 compared to $22.8 million, or 38.8% of sales, a year ago. The decrease in SG&A expenses is primarily result of reductions in compensation expense and professional fees.

Income from operations increased $2.4 million or 390 basis points to $3.5 million or 5.8% of net sales, respectively for the period compared to $1.1 million, or 1.9% of net sales, in the prior year.
Funded Debt and Interest Expense
The Company’s funded debt at June 30, 2008 was $101.4 million versus $102.7 million at June 30, 2007. Interest expense decreased to $2.4 million for the second quarter of 2008 versus $3.3 million for the same period last year. The decrease in interest expense was primarily due to the write off of prepaid financing costs totaling $0.8 million related to the refinancing of the company’s term loans in the second quarter of 2007.
Inventory
Inventory increased $1.5 million, or 1.9%, to $85.5 million at June 30, 2008 compared with $84.0 million on the same date a year ago.
Mr. Brooks concluded, “We feel confident that our recent initiatives will enable us to post continued year-over-year margin improvement and drive increased profitability over the remainder of this year even though our top-line will be challenged. Longer-term, we are optimistic that our portfolio of company owned and licensed brands provide us with compelling growth prospects into the future.”
About Rocky Brands, Inc.
Rocky Brands, Inc. is a leading designer, manufacturer and marketer of premium quality footwear and apparel marketed under a portfolio of well recognized brand names including Rocky Outdoor Gear®, Georgia Boot®, Durango®, Lehigh®, and the licensed brands Dickies®, Zumfoot® and Michelin®.
Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995
This press release contains certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities and Exchange Act of 1934, as amended, which are intended to be covered by the safe harbors created thereby. Those statements include, but may not be limited to, all statements regarding intent, beliefs, expectations, projections, forecasts, and plans of the Company and its management, and include statements in this press release regarding margin improvement, increased profitability and growth prospects (paragraph 10). These forward-looking statements involve numerous risks and uncertainties, including, without limitation, the various risks inherent in the Company’s business as set forth in periodic reports filed with the Securities and Exchange Commission, including the Company’s annual report on Form 10-K for the year ended December 31, 2007 (filed March 6, 2008) and the Company’s quarterly report on Form 10-Q for the quarter ended March 31, 2008 (filed May 1, 2008). One or more of these factors have affected historical results, and could in the future affect the Company’s businesses and financial results in future periods and could cause actual results to differ materially from plans and projections. Therefore there can be no assurance that the forward-looking statements included in this press release will prove to be accurate. In light of the significant uncertainties inherent in the forward-looking statements included herein, the Company, or any other person should not regard the inclusion of such information as a representation that the objectives and plans of the Company will be achieved. All forward-looking statements made in this press release are based on information presently available to the management of the Company. The Company assumes no obligation to update any forward-looking statements.

Rocky Brands, Inc. and Subsidiaries
Condensed Consolidated Balance Sheets

	June 30, 2008		June 30, 2007
	Unaudited	December 31, 2007	Unaudited
ASSETS:
CURRENT ASSETS:
Cash and cash equivalents	$3,025,144	$6,537,884	$1,446,022
Trade receivables — net	59,245,156	65,931,092	60,117,677
Other receivables	1,010,254	674,707	1,368,863
Inventories	85,542,820	75,403,664	83,973,162
Deferred income taxes	1,952,536	1,952,536	3,902,775
Income tax receivable	729,024	719,945	2,561,538
Prepaid expenses	3,117,546	2,226,920	2,118,034

Total current assets	154,622,480	153,446,748	155,488,071
FIXED ASSETS — net	24,090,519	24,484,050	24,443,562
DEFERRED PENSION ASSET	—	—	40,432
IDENTIFIED INTANGIBLES & GOODWILL	36,207,210	36,509,690	61,697,893
OTHER ASSETS	1,909,678	2,284,039	2,758,801

TOTAL ASSETS	$216,829,887	$216,724,527	$244,428,759

LIABILITIES AND SHAREHOLDERS’ EQUITY:
CURRENT LIABILITIES:
Accounts payable	$13,238,830	$11,908,902	$15,471,858
Current maturities — long term debt	338,314	324,648	311,534
Accrued expenses:
Taxes — other	840,751	516,038	673,098
Other	4,703,591	5,421,083	4,090,661

Total current liabilities	19,121,486	18,170,671	20,547,151
LONG TERM DEBT — less current maturities	101,042,347	103,220,384	102,427,204
DEFERRED INCOME TAXES	12,951,828	13,247,953	17,009,025
DEFERRED LIABILITIES	1,257,606	360,928	324,038

TOTAL LIABILITIES	134,373,267	134,999,936	140,307,418
SHAREHOLDERS’ EQUITY:
Common stock, no par value;
25,000,000 shares authorized; issued and outstanding June 30, 2008 — 5,508,278; December 31, 2007 — 5.488,293; June 30, 2007 — 5,482,293	54,168,292	53,997,960	53,802,287

Accumulated other comprehensive loss	(1,500,197)	(1,051,232)	(942,036)
Retained earnings	29,788,525	28,777,863	51,261,090

Total shareholders’ equity	82,456,620	81,724,591	104,121,341

TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$216,829,887	$216,724,527	$244,428,759

Rocky Brands, Inc. and Subsidiaries
Condensed Consolidated Statements of Operations
(Unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2008	2007	2008	2007
NET SALES	$60,507,421	$58,797,664	$120,992,137	$120,454,688

COST OF GOODS SOLD	36,111,328	34,871,210	70,646,379	70,447,548

GROSS MARGIN	24,396,093	23,926,454	50,345,758	50,007,140

SELLING, GENERAL AND ADMINISTRATIVE EXPENSES	20,875,459	22,790,579	43,936,946	45,113,520

INCOME FROM OPERATIONS	3,520,634	1,135,875	6,408,812	4,893,620

OTHER INCOME AND (EXPENSES):
Interest expense	(2,409,515)	(3,344,076)	(4,816,186)	(5,842,921)
Other – net	15,723	6,994	(2,869)	(36,001)

Total other — net	(2,393,792)	(3,337,082)	(4,819,055)	(5,878,922)

INCOME/(LOSS) BEFORE INCOME TAXES	1,126,842	(2,201,207)	1,589,757	(985,302)

INCOME TAX EXPENSE/(BENEFIT)	394,000	(814,000)	556,000	(364,000)

NET INCOME/(LOSS)	$732,842	$(1,387,207)	$1,033,757	$(621,302)

NET INCOME/(LOSS) PER SHARE
Basic	$0.13	$(0.25)	$0.19	$(0.11)
Diluted	$0.13	$(0.25)	$0.19	$(0.11)

WEIGHTED AVERAGE NUMBER OF COMMON SHARES OUTSTANDING
Basic	5,508,278	5,473,919	5,508,058	5,465,783

Diluted	5,520,625	5,473,919	5,523,265	5,465,783